GRAINGER REPORTS RECORD EPS OF $2.18 FOR THE 2011 FIRST QUARTER
Raises 2011 EPS guidance to $8.10 to $8.60

Quarterly Highlights
·	Sales of $1.9 billion, up 13 percent
·	Operating earnings of $263 million, up 44 percent
·	EPS of $2.18, up 66 percent
·	Pretax ROIC* of 33.8 percent versus 25.9 percent in Q1 2010

CHICAGO, April 18, 2011 – Grainger (NYSE: GWW) today reported results for the 2011 first quarter ended March 31, 2011.  Sales of $1.9 billion increased 13 percent versus $1.7 billion in the first quarter 2010.  Sales on a daily basis increased 11 percent as the 2011 first quarter had one more selling day (64) than first quarter of 2010 (63).  Net earnings for the quarter increased 59 percent to $158 million versus $99 million in 2010.  Earnings per share increased 66 percent to $2.18 versus $1.31 for the first quarter 2010.

“This was an exceptionally strong quarter for Grainger.  Our investment in growth is paying off as demonstrated by our strong sales and earnings performance.  Expanding product lines, providing new services that complement our products, investing further in eCommerce and increasing our sales force, are all contributing to gaining market share in North America.  In addition, we’re continuing to push into high-growth, emerging markets and the yield on these investments is improving,” said Chairman, President and Chief Executive Officer Jim Ryan.  “Given our position of strength and MRO market leadership, we intend to more aggressively fund similar investments during the remainder of the year to further accelerate our ability to gain share in this consolidating market.” Ryan added, “As a result of our outstanding first quarter performance and continued economic strengthening, we are raising our 2011 sales growth guidance to a range of 7 to 10 percent and our earnings per share guidance to a range of $8.10 to $8.60.”  In November 2010, the company issued 2011 guidance of 5 to 9 percent sales growth and earnings per share of $7.15 to $7.90.

*The GAAP financial statements are the source for all amounts used in the Return on Invested Capital (ROIC) calculation.  ROIC is calculated using operating earnings (annualized based on sales days) divided by net working assets (a 2-point average for the quarter).  Net working assets are working assets minus working liabilities defined as follows: working assets equal total assets less cash equivalents (2-point average of $283.5 million), deferred taxes, and investments in unconsolidated entities, plus the LIFO reserve (2-point average of $339.0 million).  Working liabilities are the sum of trade payables, accrued compensation and benefits, accrued contributions to employees’ profit sharing plans, and accrued expenses.

The first quarter of 2010 included two unusual non-cash items, which resulted in a net negative impact of 7 cents per share. These included a 15 cents per share expense related to the tax treatment of retiree healthcare benefits following the passage of the Patient Protection and Affordable Care Act, and a $10 million, or 8 cents per share, benefit from changes to the company’s paid time off policy.  Excluding the impact of these items, earnings per share increased 58 percent in 2011 versus the 2010 first quarter.

During the quarter, daily sales for the company increased 11 percent; 10 percent in January, 11 percent in February and 12 percent in March.  Volume increased 7 percent while price contributed 2 percentage points for the quarter.  Foreign exchange and acquisitions each contributed 1 percentage point to the daily increase.

In the quarter, company operating earnings of $263 million increased 44 percent, driven by higher gross profit margins and positive expense leverage.  Excluding the $10 million benefit from the change in paid time off policy in 2010, company operating earnings were up 52 percent.

The company has two reportable business segments, the United States and Canada, which represent approximately 94 percent of company sales.  The remaining operating units (Japan, Mexico, India, Puerto Rico, China, Colombia and Panama) are included in Other Businesses and are not considered a reportable segment.

United States
Sales for the United States segment increased 9 percent in the 2011 first quarter.  On a daily basis, sales increased 7 percent, driven by a 5 percentage point contribution from volume and 2 percentage points from price.  Daily sales increased 6 percent in January, 8 percent in February and 8 percent in March.  Sales to all customer end-markets were up in the quarter, led by heavy manufacturing, which increased in the high teens.

Operating earnings in the United States segment increased 27 percent versus the 2010 first quarter.  Excluding the 2010 paid time off benefit, operating earnings for the United States segment increased 33 percent. The operating earnings increase was the result of higher sales, improved gross profit margins and operating expenses increasing at a slower rate than sales.  Gross profit margins for the quarter were up 180 basis points driven by price increases exceeding product cost increases.  Operating expenses for the U.S. segment grew at a slower rate than sales, although benefits-related expenses increased at a faster rate than the sales increase due to higher profit sharing and healthcare costs.

Canada
Sales for the Acklands-Grainger business in the quarter increased 25 percent in U.S. dollars versus the 2010 first quarter, 23 percent on a daily basis.  In local currency, daily sales increased 17 percent for the quarter, driven by 10 percentage points from volume, 4 percentage points from acquisitions, 2 percentage points from price and 1 percentage point from sales of seasonal products. Daily sales were up 18 percent in January, up 16 percent in February and up 16 percent in March in local currency. Sales in Canada benefited from strength in the heavy manufacturing, agriculture and mining, forestry, oil and gas, transportation and government customer end-markets.

Operating earnings in Canada increased 279 percent for the 2011 first quarter, 260 percent in local currency.  The increase in operating earnings was primarily due to strong sales and a 380 basis point improvement in gross margin.  The improvement in gross profit margin was driven by less price discounting and better customer mix.  In addition, product cost deflation tied to the strength of the Canadian dollar, along with price increases, contributed to this expansion.  Positive operating expense leverage due to tight cost controls also contributed to the improvement in operating performance.

Other Businesses
Sales for the Other Businesses, which include Japan, Mexico, India, Puerto Rico, China, Colombia and Panama, increased 44 percent versus prior year, due primarily to strong growth in Japan and Mexico, along with the business in Colombia, which was acquired in June 2010.  Although smaller in size, the remaining four businesses also posted strong sales growth in the quarter.

Operating earnings for Other Businesses were $6.4 million for the first quarter of 2011 compared to breakeven a year ago.  The improvement was primarily driven by strong earnings growth in Japan and Mexico, coupled with lower operating losses in China and India.

Other
Interest expense net of interest income was $1.4 million versus $1.8 million the prior year.  The effective tax rate was 39.1 and 45.1 percent in the 2011 and 2010 first quarters, respectively.  Excluding the one-time impact from the healthcare legislation, the first quarter 2010 effective tax rate was 39.3 percent.  The 0.2 percentage point decrease in the effective tax rate in 2011 was primarily due to higher 2011 earnings reported in the foreign jurisdictions with lower tax rates, partially offset by a higher income tax rate adopted in the state of Illinois in the first quarter of 2011.

Cash Flow
Operating cash flow was $118 million for the 2011 first quarter versus $113 million in the first quarter of 2010.  The quarter included cash payments for the company’s annual contribution to the profit sharing trust (the company’s retirement plan) and management incentive program.  Minimal management incentive compensation payments were made in 2010 due to 2009 sales performance.  Capital expenditures were $33 million in the quarter compared to $14 million in the quarter a year ago.  Dividends paid in the 2011 first quarter were approximately $38 million.  In addition, Grainger bought back 376,000 shares of stock in the 2011 first quarter. The company has approximately 7.7 million shares remaining under the current repurchase authorization. In total, the company returned $89 million in cash to shareholders in the form of dividends and share repurchases.

W.W. Grainger, Inc., with 2010 sales of $7.2 billion, is North America’s leading broad line supplier of maintenance, repair and operating products, with an expanding presence in Asia and Latin America.

Visit www.grainger.com/investor to access a podcast describing Grainger’s performance in more detail.

Forward-Looking Statements
This document contains forward-looking statements under the federal securities law.  Forward-looking statements relate to the company’s expected future financial results and business plans, strategies and objectives and are not historical facts.  They are generally identified by qualifiers such as “continuing to push”, “contributing to gaining market share”,  “earnings per share guidance”, “gain share”, “intend”, “range”, “sales growth guidance”, “yield is improving”, or similar expressions. There are risks and uncertainties, the outcome of which could cause the company’s results to differ materially from what is projected.  The forward-looking statements should be read in conjunction with the company’s most recent annual report, as well as the company’s Form 10-K, Form 10-Q and other reports filed with the Securities & Exchange Commission, containing a discussion of the company’s business and various factors that may affect it.

Contacts:
Media:	Investors:
Jan Tratnik	Laura Brown
Director, Corporate Communications and Public Affairs	SVP, Communications and Investor Relations
847/535-4339	847/535-0409

Erin Ptacek	William Chapman
Director, Corporate Brand & Reputation	Director, Investor Relations
847/535-1543	847/535-0881

CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In thousands, except for per share amounts)

	Three Months Ended March 31,
	2011	2010
Net sales	$1,883,612	$1,672,354
Cost of merchandise sold	1,053,998	966,612
Gross profit	829,614	705,742

Warehousing, marketing and administrative expenses	567,000	522,857
Operating earnings	262,614	182,885

Other income and (expense)
Interest income	480	241
Interest expense	(1,878)	(2,030)
Equity in net income (loss) of unconsolidated entity	100	(80)
Other non-operating (expense)	(152)	(26)
Total other income and (expense)	(1,450)	(1,895)

Earnings before income taxes	261,164	180,990

Income taxes	102,076	81,573

Net earnings	159,088	99,417

Less: Net earnings attributable to noncontrolling interest	1,155	244

Net earnings attributable to W.W. Grainger, Inc.	$157,933	$99,173

Earnings per share -Basic	$2.23	$1.34
-Diluted	$2.18	$1.31

Average number of shares outstanding -Basic	69,403	72,577
-Diluted	70,907	73,855

Diluted Earnings Per Share
Net earnings as reported	$157,933	$99,173
Less: earnings allocated to participating securities	(3,480)	(2,202)
Net earnings available to common shareholders	$154,453	$96,971

Weighted average shares adjusted for dilutive securities	70,907	73,855
Diluted earnings per share	$2.18	$1.31

SEGMENT RESULTS (Unaudited)
(In thousands of dollars, except for per share amounts)

	Three Months Ended March 31,
	2011	2010
Sales
United States	$1,537,686	$1,408,141
Canada	242,373	194,139
Other Businesses	116,869	80,921
Intersegment sales	(13,316)	(10,847)
Net sales to external customers	$1,883,612	$1,672,354

Operating earnings
United States	$256,416	$201,615
Canada	23,938	6,314
Other Businesses	6,408	(82)
Unallocated expense	(24,148)	(24,962)
Operating earnings	$262,614	$182,885

Company operating margin	13.9%	10.9%
ROIC* for Company	33.8%	25.9%
ROIC* for United States	45.6%	37.9%
ROIC* for Canada	18.7%	6.1%

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
Preliminary
(In thousands of dollars)

	At March 31,
Assets	2011	2010
Cash and cash equivalents (1)	$334,696	$548,469
Accounts receivable – net (2)	809,850	688,628
Inventories (3)	981,367	852,521
Prepaid expenses and other assets	88,845	95,711
Deferred income taxes	46,944	42,494
Total current assets	2,261,702	2,227,823
Property, buildings and equipment - net	965,130	939,438
Deferred income taxes	87,286	71,654
Goodwill	390,358	356,159
Other assets and intangibles – net	228,948	215,701
Total assets	$3,933,424	$3,810,775
Liabilities and Shareholders’ Equity
Short-term debt	$45,767	$35,247
Current maturities of long-term debt	30,794	57,295
Trade accounts payable	361,997	314,039
Accrued compensation and benefits	128,737	149,631
Accrued contributions to employees’ profit sharing plans	42,202	31,402
Accrued expenses	118,327	103,421
Income taxes payable	54,143	42,873
Total current liabilities	781,967	733,908
Long-term debt	413,339	425,000
Deferred income taxes, tax uncertainties and derivative instruments	87,137	62,560
Accrued employment-related benefits	251,747	230,603
Shareholders' equity (4)	2,399,234	2,358,704
Total liabilities and shareholders’ equity	$3,933,424	$3,810,775

(1)	Cash and cash equivalents decreased $214 million, or 39%, due primarily to cash paid for share repurchases, dividends and acquisitions during the past 12 months.
(2)	Accounts receivable increased $121 million, or 18%, due to higher sales.
(3)	Inventories increased $129 million, or 15%, due to higher purchases during 2011 in response to the higher sales volume.
(4)	Common stock outstanding as of March 31, 2011 was 69,270,543 shares as compared with 72,895,785 shares at March 31, 2010.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
Preliminary
(In thousands of dollars)

	Three Months Ended March 31,
	2011	2010
Cash flows from operating activities:
Net earnings	$159,088	$99,417
Provision for losses on accounts receivable	1,312	3,369
Deferred income taxes and tax uncertainties	(1,675)	2,995
Depreciation and amortization	32,571	35,849
Stock-based compensation	10,885	9,134
Change in operating assets and liabilities – net of business acquisitions
Accounts receivable	(45,631)	(62,976)
Inventories	11,977	44,520
Prepaid expenses and other assets	36,759	19,890
Trade accounts payable	14,257	11,737
Other current liabilities	(156,175)	(93,522)
Current income taxes payable	48,315	35,922
Accrued employment-related benefits cost	7,226	7,748
Other – net	(518)	(892)
Net cash provided by operating activities	118,391	113,191
Cash flows from investing activities:
Additions to property, buildings and equipment – net of dispositions	(28,393)	(13,819)
Other – net	442	(9,072)
Net cash used in investing activities	(27,951)	(22,891)
Cash flows from financing activities:
Net increase in short-term debt	2,980	487
Net decrease in long-term debt	(7,373)	(8,333)
Stock options exercised	13,873	31,875
Excess tax benefits from stock-based compensation	6,095	9,193
Purchase of treasury stock	(50,671)	(6,364)
Cash dividends paid	(38,334)	(34,075)
Net cash (used in) financing activities	(73,430)	(7,217)
Exchange rate effect on cash and cash equivalents	4,232	5,515
Net increase in cash and cash equivalents	21,242	88,598
Cash and cash equivalents at beginning of year	313,454	459,871
Cash and cash equivalents at end of period	$334,696	$548,469

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